Exhibit 99
                                                                      ----------


For Release August 4, 2004                              Contact:
4:01 pm                                                 Richard F. Latour
                                                        President and CEO
                                                        Tel: 781-994-4800


                           MICROFINANCIAL INCORPORATED
                 - Company Continues To Reduce Debt Obligation -



Woburn, MA-- August 4, 2004-- MicroFinancial Incorporated (NYSE-MFI) announced today that the company continues to reduce its outstanding debt obligations in excess of the amounts required by the Company's long-term bank agreement.

As of August 2, 2004, the senior credit facility has been reduced to $16.6 million, as compared to an expected $19.5 million for the same period, as stated in the bank agreement. In addition, all of the company's securitized debt obligations have been paid in full.

Richard Latour, President and Chief Executive Officer stated, "I am pleased that we continue to surpass our required repayments and other financial expectations of our bank agreement. Year to date through August 2, 2004, we have reduced our total interest bearing debt by approximately $42.0 million."

The Company continues to seek various financing, restructuring and strategic alternatives that will enable it to strengthen its position in the leasing market.


About Microfinancial

MicroFinancial Inc. (NYSE: MFI), headquartered in Woburn, MA, is a financial intermediary specializing in leasing and financing for products in the $500 to $10,000 range. The company has been in operation since 1986.


Statements in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as "believes,"
"anticipates," "expects," "views, " and similar expressions are intended to identify forward-looking statements. The Company cautions that a number of important factors could cause actual results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Readers should not place undue reliance on forward-looking statements, which reflect the management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. The Company cannot assure that it will be able to anticipate or respond timely to changes which could adversely affect its operating results in one or more fiscal quarters. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of the Company's common stock. For a more complete description of the prominent risks and uncertainties inherent in the Company's business, see the risk factors described in documents the Company files from time to time with the Securities and Exchange Commission.